Exhibit 99.1




                              TYCORE VENTURES INC.

                          Geological Evaluation Report
                                     on the
                          SILVER GEM LODE MINING CLAIM

                           Yellow Pine Mining District
                                  Clark County
                                   Nevada, USA







         Vancouver, B.C. Canada             Laurence Sookochoff, P. Eng.



January 31, 2008           Sookochoff Consultants Inc.              page 1 of 11
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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Introduction                                                                 3
Summary                                                                      3
Property Description, Location & Access                                      4
Physiography, Climate, Vegetation & Water                                    4
History                                                                      4
Regional Geology                                                             5
Property Geology                                                             7
Regional Mineralization                                                      7
Property Mineralization                                                      8
Conclusions        & Recommendations                                         8
Recommended Exploration Program & Estimate Cost                              9
Selected References                                                         10
Certificate                                                                 11

                                  Illustrations

                                                                    Location
                                                                    --------

Figure 1 Location Map                                           following page 3

Figure 2 Claim Location                                         following page 4

Figure 3 Topography                                             following page 5

Figure 4 Notice of Location of Mining Claim                     following page 6

Figure 5 Certificate of Location of Mining Claim                following page 7

Figure 6 Regional Geology                                       following page 8

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


INTRODUCTION

At the request of officials of Tycore Ventures Inc. the writer prepared this geological evaluation report on the Silver Gem Lode Mining Claim (Silver Gem Lode Claim) to recommend an exploration program for the exploration and development of the Claim with a view to establish sufficient mineral reserves on which to base a productive economic operation.

Information for this report was obtained from sources as cited under Selected References and from personal reports the writer has written on mineral properties in the specific area.

SUMMARY

The Silver Gem Lode Claim, comprised of one liocated claim with an area of 20 acres, is located in the easternmost portion of the Goodsprings (Yellow Pine) Mining District within the southwestern corner of the State of Nevada, USA. The region is known for its historic production of lead, zinc, silver and gold.

Although less famous than many of the other mining districts of the Great Basin it nevertheless ranks second only to Tonopah in total Nevada lead and zinc production. During World War I this district was one of the most productive in the West, but by the end of World War II only a few mines remained in operation.

Reported production form the Silver Gem workings is included in production from the mines within the immediate area of the Silver Gem Lode Claim including production from the Christmas Mine and the Eureka Mine. The three mines reported production of 532,505 lb lead, 449,886 lb zinc, 16,635 oz silver, 2 oz gold and 195 lb copper.

The Silver Gem Lode Claim covers some former exploratory workings which explored mineralization hosted by a breccia zone parallel to bedding in the Bird Springs Formation.

The workings on the Silver Gem Lode Claim reveal silver/lead/zinc mineralization with vanadinite and cuprodescloizite in a limestone breccia zone parallel to bedding in the Bird Spring Formation. Gold is also reported.

A three phased exploration program of trenching, sampling, geophysical and geochemical surveys and diamond drilling estimated to cost US$94,000.00 is recommended to explore for, and delineate, potentially economic mineral zones on the Silver Gem Lode Claim.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim





                             Figure 1 Location Map




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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


PROPERTY DESCRIPTION, LOCATION & ACCESS

The Silver Gem Lode Claim, comprising 20 acres, was located on November 26, 2007 and was filed in the Clark County recorder's office in Las Vegas on November 30, 2007 as No 3362 File 080 Page 0085 in the official records book No 20071130.

The Silver Gem Lode Claim is located within Sections 33 & 34 Range 58E, Township 25S at the easternmost portion of the Yellow Pine Mining District of Clark County, Nevada.

Access from Las Vegas, Nevada to the Silver Gem Lode Claim is southward via Interstate Highway 15 for approximately 31 miles, to within five miles past Jean, Nevada thence westerly for five miles to within 200 feet of the northeastern portion of the Silver Gem Lode Claim.

In addition to the State regulations, Federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with Federal regulations, the Silver Gem Lode Claim is in good standing until September 1, 2008. A yearly maintenance fee of $125.00 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year.

PHYSIOGRAPHY, CLIMATE, VEGETATION & WATER

The Silver Gem Lode Claim is situated at the southern end of the Sheep Mountain Range, a north-south trending range of mountains with peaks reaching an elevation of 4,184 feet. The western portion of the Claim covers a plateau like area with the northeastern portion of descending elevations to a local valley and road. Elevations within the confines of the Claim are within the range of 300 feet.

The area is of a typically desert climate and relatively high temperature and low precipitation. Vegetation consists mainly of desert shrubs and cactus. Sources of water would be available from valley wells.

HISTORY

The history of the Yellow Pine Mining District stems from 1856 when Mormon missionaries reported ore in the area. In 1857 the smelting of ore produced 9,000 pounds of lead and in 1898 a mill was built south of Goodsprings. As a result of the mill availability, exploration activity led to the discovery of many of the mines in the area.

The completion of the San Pedro, Los Angeles and Salt Lake railroad in 1905 and recognition of oxidized zinc minerals in the ore in 1906 stimulated development of the mines and the region has been subject to intermittent activity up to 1964, particularly during the World War I and II years.

Although less famous than many of the other mining districts of the Great Basin it nevertheless ranks second only to Tonopah in total Nevada lead and zinc production. During World War I this district was one of the most productive in the West, but by the end of World War II only a few mines remained in operation.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim





                            Figure 2 Claim Location




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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


HISTORY (cont'd)

Even though the mines of the district have been worked primarily for their lead-zinc-silver values, an estimated 91,000 ounces of gold has been recovered as a by-product of copper-lead-silver mining.

Production from the mines of the Yellow Pine Mining District from 1902 to 1929 was 477,717 tons. Bullion recovery from 7,656 tons of this ore by amalgamation and cyanidation was 9,497 ounces of gold and 2,445 ounces of silver. The concentrator treated 230,452 tons of ore which yielded 58,641 tons of lead-zinc concentrate and 32,742 tons of lead concentrate. Crude ore shipped to 1929 was 227,952 tons from which recovery amounted to 3,196 ounces gold, 422,379 ounces silver, 3,085,675 pounds copper, 34,655,460 pounds lead and 110,833,051 pounds zinc.

Reported production from the Silver Gem workings is included in production from the mines within the immediate area of the Silver Gem Lode Claim including production from the Christmas Mine and the Eureka Mine. The three mines reported production of 532,505 lb lead, 449,886 lb zinc, 16,635 oz silver, 2 oz gold and 195 lb copper.

REGIONAL GEOLOGY

In the Yellow Pine district, the Spring Mountain Range in the west, and the Sheep Mountain Range in the east consist maily of Paleozoic sediments which have undergone intense folding accompanied by faulting. A series of Carnoniferous sediments  consist  largely of siliceous  limestones  and include strata of pure crystalline limestone and dolomite with occasional intercalated beds of fine grained sandstone. These strata have a general west to southwest dip of from 15 to 45 degrees which is occasionally disturbed by local folds. Igneous rocks are scarce and are represented chiefly by quartz-monzonite porphyry dikes and sills. The quartz-monzonite porphyry is intruded into these strata and is of post-Jurassic age, perhaps Tertiary.

STRATIGRAPHY

The sedimentary rocks in the district range in age from Upper Cambrian to Recent. The Paleozoic section includes the Cambrian Bonanza King and Nopah Formations, the Devonian Sultan, Mississippian Monte Cristo Limestone, Pennsylvanian/Mississippian Bird Spring Formation and Permina Kaibab Limestone (Carr, 1987).

The Mesozoic section is comprised only of the Trissic Moenkopi and Chinle Formations and an upper Mesozoic unit of uncertain age termed the Lavinia Wash Formation. The Paleozoic rocks are dominantly carbonates while the Mesozoic units are continental clastics. Tertiary rocks include gravels and minor volcanic tuffs.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim





                              Figure 3 Topography




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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


STRATIGRAPHY (cont'd)

Only two varieties of intrusive rocks are known in the district. The most abundant is granite porphyry which forms three large sill-like masses (Hewett, 1931). The sills generally lie near major thrust faults and are thought to have been emplaced along breccia zones at the base of the upper plate of the thrust fault. Locally, small dikes of basaltic composition and uncertain age have been enountered in some of the mine workings.

     Permian:
       Red beds
     Mississippian to Permian:
       Bird Spring Formation

     Local erosional unconformity

     Mississippian:
       Monte Cristo Limestone:
         Yellowpine Limestone member Arrowhead Limestone Member Bullion Dolomite Member Anchor Limestone Member Dawn Limestone Member
     Devonian:
       Sultan Limestone:
         Crystal Pass Limestone Member Valentine Limestone Member Ironside Dolomite Member
     Cambrian to Devonian(?):
       Goodsprings Dolomite

STRUCTURE

The region reveals an amazing record of folding, thrust faulting and normal faultings. Folding began in the early Jurassic, resulting in broad flexures in the more massive units and tight folds in the thinly bedded rocks. The thrust faults in the district are part of a belt of thrust faulted rocks, the Foreland Fold and Thrust Belt that stretches from southern Canada to southern California.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim





                  Figure 4 Notice of Location of Mining Claim




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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


STRUCTURE (cont'd)

Deformation within this belt began in the Jurassic and continued until Cretaceous time. Within the Goodsprings District thrust faulting appears to post-date much of the folding, but despite intensive study the actual age of thrusting continues to be the subject of contentious debate. Three major thrusts have been mapped; from west to east, the Green Monster, Keystone and Contact thrusts.

Of these, the Keystone is the most persistent along strike having been mapped for a distance of over 50 kilometers. The stratigraphic relationships along the Keystone fault are similar to those for all the major thrusts in the area. The Cambrian Bonanza King Formation has been thrust eastward over younter Paleozoic rocks.

Normal faulting has received much less study, despite its close association with many ore deposits in the district. Hewett (1931) suggested normal faulting began in the early Cretaceous and continue through the Tertiary. Albritton, et al
(1954) adopted the more recent theory that all normal faulting is related to Basin and Range extension and thus is no older than Miocene. Burchfiel and Davis
(1988) also restrict normal faulting to the Tertiary, but concede some of the thrust faults may have been reactivated as low angle normal faults during early Tertiary.

PROPERTY GEOLOGY

The Silver Gem Lode Claim covers some former exploratory workings which explored mineralization hosted by a breccia zone parallel to bedding in the Bird Spring Formation.

REGIONAL MINERALIZATION

ORE MINERALOGY AND ALTERATION

It is reported  (Albritton,  1954) that ore deposits in the Goodsprings  (Yellow
Pine) district can at best be characterized as enigmtic. They appear to fall into two distinct types, which may or may not be related, gold-copper deposits and lead-zinc deposits. Gold-copper deposits are clearly related to sill-like masses of granite porphyry. All existing mines worked the contact between the intrusive and surrounding sedimentary rock. Gold occurred in both the instrusive and the carbonate wall rocks. It appears any carbonate unit was a suitable host.

The lead-zinc deposits are often distant from the intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults. Unlike the gold deposits, the productive lead-zinc deposits are retricted to the Monte Cristo Formation.

Mineralogy of gold-copper deposits consists of native gold (often visable!), pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. Lead-zinc deposits are comprised of hydrozincite, calamine, smithsonite, cerrusite, anglesite, galena and iron oxides. The rather unusual mineralogy of the district is due to the great depth of surface oxidation; exceeding 600 feet.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim





                Figure 5 Certificate of Location of Mining Claim




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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


REGIONAL MINERALIZATION (cont'd)

ORE MINERALOGY AND ALTERATION

Typical sulfides such as chalcopyrite, sphalerite and pyrite have been partially or completely altered to more stable hydrated carbonates and sulfates. Only the highly insoluble lead sulfide, galena has successfully resisted surface oxidation.

Primary alteration is difficult to characterize due to the supergene overprint, but again appears to differ for gold-copper deposits and lead-zinc deposits. Gold-copper ores have been extensively sericitized and kaolinized, alterning the host pluton to a rock that can be mined through simple excavation with little or no blasting. The rock is so thoroughly altered it decrepitates on exposure to the atmosphere. On the other hand, lead-zinc deposits appear to be characterized by dolomization and minor silicification.

PROPERTY MINERALIZATION

The workings on the Silver Gem Lode Claim reveal silver/lead/zinc mineralization with vanadinite and cuprodescloizite in a limesone breccia zone parallel to bedding in the Bird Spring Formation. Gold is also reported.

CONCLUSIONS AND RECOMMENDATIONS

The Silver Gem Lode Claim covers some exploratory workings on mineral zones hosting mineralization that was of sufficient economic value to the shipped to a smelter. As the nature of the mineralization nor the controlling structures to the mineralization have been defined, and as the Yellow Pine district has a history of significant lead/zinc production from within veins or replacements of brecciated rocks along fault zones, the mineralized zones of the Silver Gem Lode Claim should be explored for potentially economical mineral zones.

It is recommended that Tycore Ventures Inc. complete a three phased exploration program on the Silver Gem Lode Claim. Phase I would consist of VLF-EM and magnetometer surveys along the extensions of the known mineral zones to determine the potential structure controls to the known mineral zones. Phase II would consist of localized soil surveys, trenching, and sampling over the indicated extensions of the mineral zones. Phase III would consist of test diamond drilling of the prime indicated mineral zones.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim





                           Figure 6 Regional Geology




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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


RECOMMENDED EXPLORATION PROGRAM & ESTIMATED COST

Phase I

         Localized soil surveys, trenching and sampling over
         Known and indicated mineralization zones                    $ 7,000.00

Phase II

         VLF-EM and magnetometer surveys                             $12,000.00

Phase III
         Test diamond drilling                                       $75,000.00
                                                                     ----------

                  Total Estimated Cost                        US     $94,000.00
                                                                     ==========

Phase I of the recommended program is estimated to take two weeks to complete.


                             Respectfully submitted
                          Sookochoff Consultants, Inc.


                                     (Stamp)


                           Laurence Sookochoff, P.Eng.

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


Selected References

Hewitt, D.F. - Geology and Ore Deposits of the Goodsprings Quadrangle, Nevada, Professional Paper 162, US Department of the Interior, Geological Survey.

Longwell, C.R. et al - Geology and Mineral Deposits of Clark County, Nevada. Nevada Bureau of Mines and Geology, Bulletin 62, 1965.

Lincoln, F.C. - Mining Districts and Mineral Resources of Nevada, 1982. Minobras Mining Services - Gold Guidebook for Nevada and Utah, 1982. Nevada Bureau of Mines - Mineral Nevada, Bulletin 65, 1964.

Sookochoff, L. - Geological Evaluation Report on the Eureka Lode Mining Claim, Yellow Pine Mining District, Clark County, Nevada, for Wolfe Creek Mining, Inc. December 19, 2007.

Sookochoff, L. - Geological Evaluation Report on the Whale Claim Group Yellow Pine Mining District, Clark County, Nevada, for G.H.Z. Resource Corporation, July 25, 1991.

Stewart, J.H. - Geology of Nevada, Nevada Bureau of Mines and Geology, Special Publication 4, 1980.

U.S. Department of the Interior - Geological Survey, Shenandoah Peak Quadrangle, 15 Minute Series (Topographic).

U.S. Department of the Interior - Geological Survey, Goodsprings Quadrangle, 15 Minute Series (Topographic).

U.S. Geological Survey - Goodsprings, Nevada. Provisional Edition 1989.

Vanderburg, W.O. - Mines of Clark County, U.S. Bureau of Mines Informational Circular 6964 (Reissue) Published by Stanley W. Paher, 1989.

MAPCARD - Internet Downloads

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                              Tycore Ventures Inc.
                          Geological Evaluation Report
                          Silver Gem Lode Mining Claim


Certificate

I, Laurence Sookochoff, of the City of Vancouver, in the Province of British Columbia, do hereby certify:

That I am a Consulting Geologist and principal of Sookochoff Consultants Inc. with an address at 120 125A-1030 Denman Street, Vancouver, BC V6G 2M6.

I Laurence Sookochoff, further certify that:

     1. I am a graduate of the University of British Columbia (1966) and hold a B.Sc. degree in Geology.

     2.   I have been practicing my profession for the past forty-two years.

     3. I am registered and in good standing with the Association of Professional Engineers and Geoscientists of British Columbia.

     4. The information for this report is based on information as itemized in the Selected References section of this report.

     5. I do not have any direct or indirect interest in the Silver Gem Lode Claim nor in the securities of Tycore Ventures Inc.


                                     (Stamp)


                                   /s/ Laurence Sookochoff, P.Eng.
                                   -------------------------------------


Vancouver, BC Canada

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